EXHIBIT 22.1


                             SNYDER OIL CORPORATION

                      Subsidiaries as of February 27, 1998


                                                 State of
        Name of Subsidiary                     Organization
        ------------------                    -------------

       SOCO Offshore, Inc.                      Delaware



       The names of other subsidiaries are omitted in accordance with Item 601(b)(22)(ii) of Regulation S-K.